Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL Provides Operational and Financial Update

Production Capability Above Pre-Storm Levels

New Orleans, Louisiana, February 20, 2009…Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today provided an update on its production operations and preliminary information on its 2008 results.

Production Update
The Company reported its current daily production is 16,500 barrels of oil equivalent (“Boe”) per day, with an additional 2,000 Boe per day temporarily curtailed and set to resume production this weekend.  EPL’s current production capability of 18,500 Boe per day is above the level immediately prior to the hurricanes last summer of approximately 16,500 Boe per day, and above the average production reported in the first half of 2008 of 15,794 Boe per day.  Both the Bluewater and Discovery third-party operated pipelines have been repaired and began accepting EPL’s volumes late January, which led to the majority of the recent volume increment. The Company has approximately 1,750 Boe per day of primarily non-operated shut-in production that is partner dependent; the exact timing of restoration of these volumes is not yet certain. However, based on current estimates by the operators of these fields, the majority of this production is expected to ramp up within the first half of 2009.  Based on the latest information available, the Company said it expects first quarter 2009 production to average between 15,000 and 16,000 Boe per day.

Richard A. Bachmann, EPL’s Chairman and CEO commented, “The restoration of production volumes to levels that now exceed pre-storm amounts is a significant milestone for us.  Our operations group did an excellent job of preparing our production facilities to be immediately ready when the third-party pipelines were repaired.”

Financial Results
EPL expects its Lease Operating Expenses (LOE) for calendar year 2008 to total approximately $68 million, which is below 2007 LOE of $69.9 million despite the incurrence of hurricane repair expenses. EPL estimates, absent the hurricane disruptions to production and operations, its ongoing LOE for calendar year 2008 would have been approximately $57 million. General and administrative expenses (G&A) are expected to total approximately $45 million. Included in G&A is approximately $11 million of insurance premium costs, of which approximately $9 million is related to property on developed leases, as well as approximately $5 million in non-cash stock based compensation. LOE and G&A, the largest components of cash operating expenses, are estimated to have fallen approximately $21 million in 2008, excluding the impact of the hurricanes in 2008 and $9.4 million of 2007 legal and financial advisory fees not present in 2008. This decline in expenses is in line with the Company’s goal to reduce its ongoing LOE and G&A costs by a total of $20 million in 2008. In 2009, EPL is currently targeting to reduce its combined ongoing LOE and G&A costs by at least $5 million as compared to 2008.

EPL said it expects to record approximately $125 to $150 million of pre-tax, non-cash impairment charges associated with its oil and natural gas properties in the fourth quarter of 2008. These impairments primarily resulted from a combination of lower oil and natural gas prices, anticipated reduced capital spending on certain fields based on this lower price environment, and expiring leases.

The Company expects to record approximately $21 million of other operating expense related to plugging and abandonment work performed in the fourth quarter of 2008 and for estimated costs for work continuing into 2009 in excess of the amounts recorded for asset retirement obligations (ARO) for certain properties in its Western asset base.  The excess costs resulted from factors including scope changes, weather delays and changes in the equipment used in the planned work, which, for certain properties, included the use of a drilling rig previously under contract in the fourth quarter of 2008. The Company incurred approximately $22 million on abandonments in 2008 and estimates its ARO will be approximately $99 million at year-end 2008, compared with $77.9 million at year-end 2007.

At December 31, 2008, total debt was $497.5 million, which included $43.0 million of borrowings during the fourth quarter under the Company’s revolving credit facility.  These borrowings, which are continuing to occur during the first quarter 2009, are necessary due to production volumes being severely curtailed as the Company awaited repairs to third party pipelines caused by the 2008 hurricanes.

Operational Results
In 2008, EPL drilled 14 wells on the Gulf of Mexico Shelf (Shelf) of which 13 were successful, resulting in a 93% success rate in its exploitation focused drilling program.  Based on preliminary estimates from its third party reserve engineering firms still being conducted, EPL said its year end reserves will total approximately 37 million Boe compared with 45.3 million Boe at year-end 2007.  Production during 2008 totaled approximately 4.8 million Boe.  While the Company will add approximately 1.5 million Boe from its drilling program, the drill-bit additions will be more than offset by price-related negative revisions in the range of approximately 3 to 4 million Boe due to end of year prices being down significantly in 2008 compared to 2007.  Year-end oil and gas prices are down 57% and 18%, respectively, compared to 2007 year-end prices.

Bachmann continued, “The continued delays in third-party pipelines coming back online along with sharply lower commodity prices resulted in additional pressure on our balance sheet as we were required to utilize our credit facility to maintain our operations. The suspension of our exploratory drilling program in the second half of 2008 took a toll on our reserve replacement and, as was the case with most of our peer companies, lower commodity prices at year-end resulted in impairments and uneconomic reserves being removed from our ledgers. Despite these challenges, we continued to focus on cost reductions and accomplished our goal to reduce ongoing G&A and LOE by $20 million despite the impact of the storms.

“We have delayed our drilling program so far in 2009, and we continue to monitor commodity prices and expect drilling and service costs will continue to decrease to levels more in line with current oil and gas prices.  We will continue to work toward our goal of reducing LOE and G&A by at least $5 million over the savings we achieved last year and we are reviewing a variety of possible options to improve our financial position in the current environment.”

The Company will post on its website today first quarter 2009 production guidance as provided in this release, as well as the Company’s latest hedging schedule reflecting gas hedges added during the first quarter of 2009 for certain periods within 2009 and early 2010. These postings can be found under “Guidance” and “Hedging” in the Investor Relations section of the Company’s site.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana.  The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;

•	estimated timing of production restoration;

•	oil and natural gas prices;

•	the impact of derivative positions;

•	production expense estimates;

•	cash flow estimates;

•	future financial performance;

•	planned capital expenditures; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2007 and Form 10-Q as of September 30, 2008, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission's website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

Contacts
T.J. Thom (504-799-4830) / Al Petrie (504-799-1953)
Energy Partners, Ltd.
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